Exhibit 7.05

September 21, 2021

Inflection Point Acquisition Corp.

34 East 51st Street, 5th Floor

New York, NY 10022

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Waiver Agreement”) is being delivered to you in connection with an underwritten initial public offering (the “Public Offering”), of up to 34,500,000 of the Inflection Point Acquisition Corp.’s, a Cayman Islands exempted company (the “Company”) units (including up to 4,500,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in the Prospectus (as defined below). The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on The Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 5 hereof.

In order to induce the Company to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kingstown 1740 Fund, LP (the “Kingstown”), hereby agrees with the Company as follows:

1.	Kingstown hereby waives, with respect to 1,386,989 Class A Ordinary Shares (the “Non-Redemption Shares”) held by it, any redemption rights it may have in connection with (a) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or (b) a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association of the Company (the “Articles”) (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Class A Ordinary Shares that are not Non-Redemption Shares if the Company has not consummated a Business Combination within the time period set forth in the Articles or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity or in the context of a tender offer made by the Company to purchase Class A Ordinary Shares (each of (a) and (b) a “Redemption Event”). Notwithstanding the foregoing, if, at the time of a Redemption Event, it is no longer necessary for Kingstown to waive redemption rights with respect to any or all of the Non-Redemption Shares pursuant to the foregoing sentence in order for the Company to have shareholders’ equity of at least $5,000,001, this Waiver Agreement shall automatically and without any further action by the Company or Kingstown terminate and be of no further force and effect with respect to such Non-Redemption Shares in connection with such Redemption Event.

2.	Kingstown hereby agrees and acknowledges that: (i) the Company would be irreparably injured in the event of a breach by Kingstown of its obligations under paragraph 1, of this Waiver Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.

(a)	Kingstown agrees that it shall not Transfer any Non-Redemption Shares until the day following the Business Combination (the “Non-Redemption Shares Lock-up Period”).

(b)	Notwithstanding paragraph 3(a), Transfers of the Non-Redemption Shares that are held by Kingstown or any of its permitted transferees (that have complied with this paragraph 3(a)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members or partners of Kingstown or their affiliates, any affiliates of Kingstown, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; or (g) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the Company’s completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Waiver Agreement.

4.	Kingstown has full right and power, without violating any agreement to which it is bound, to enter into this Waiver Agreement.

5.	As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of certain private placement warrants shall be deposited; and (iii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

6.	This Waiver Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Waiver Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7.	No party hereto may assign either this Waiver Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Waiver Agreement shall be binding on Kingstown and its successors, heirs and assigns and permitted transferees.

8.	Nothing in this Waiver Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Waiver Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Waiver Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

9.	This Waiver Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.	This Waiver Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Waiver Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Waiver Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.	This Waiver Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Waiver Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

12.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Waiver Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

13.	This Waiver Agreement shall terminate on the earlier of (i) the occurrence of the event specified in the second sentence of paragraph 1, (ii) the expiration of the Non-Redemption Shares Lock-up Period or (iii) the liquidation and dissolution of the Company; provided, however, that this Waiver Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021.

[Signature Page Follows]

Sincerely,
KINGSTOWN 1740 FUND, LP
/s/ Michael Blitzer
By:	Michael Blitzer
Title:	Managing Partner

Acknowledged and Agreed:

INLFECTION POINT ACQUISITION CORP.
By:	/s/ Michael Blitzer
	Name:	Michael Blitzer
	Title:	Co-Chief Executive Officer

[Signature Page to Waiver Agreement]